Cimarex Announces Tender Offer and Consent Solicitation

DENVER, March 22, 2012 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) announced today that it has commenced a cash tender offer (the "Tender Offer") to purchase any and all of its outstanding $350 million aggregate principal amount of 7 1/8% Senior Notes due 2017 (the "Notes") (CUSIP 171798AA9).

In connection with the Tender Offer, Cimarex is soliciting consents (the "Consent Solicitation") from the holders of the Notes for certain proposed amendments that would eliminate or modify certain covenants and events of default and other provisions contained in the indenture governing the Notes (the "Indenture"). Holders who tender their Notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the Tender Offer. The Tender Offer and Consent Solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated March 22, 2012 (the "Offer to Purchase"), and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the Tender Offer and Consent Solicitation.

The Tender Offer will expire at midnight, Eastern Time, on April 18, 2012, unless the Tender Offer is extended or earlier terminated (such date and time, as the same may be extended, the "Expiration Time"). Under the terms of the Tender Offer, holders of the Notes who validly tender and do not validly withdraw their Notes prior to 5:00 p.m., Eastern Time, on April 4, 2012 (as such time and date may be extended, the "Consent Expiration") and whose notes are accepted for purchase, will receive the "Total Consideration," which is equal to (i) $1,035.63 per $1,000.00 in principal amount of Notes validly tendered (the "Tender Offer Consideration") plus (ii) a consent payment of $3.75 per $1,000.00 in principal amount of the Notes validly tendered (the "Consent Payment"). Holders of Notes who validly tender their Notes after the Consent Expiration but on or prior to the Expiration Time, and whose notes are accepted for purchase, will receive only the Tender Offer Consideration. All holders whose Notes are accepted in the Tender Offer will also receive accrued and unpaid interest up to, but excluding, the applicable settlement date.

The Tender Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment as early as April 5, 2012. Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., Eastern Time, on April 4, 2012, unless extended.

Any extension, termination or amendment of the Tender Offer will be followed as promptly as practicable by a public announcement thereof. The Tender Offer is subject to the satisfaction of certain conditions including: (1) the execution of a supplemental indenture implementing the proposed amendments to the Indenture upon receipt of consents thereto from holders of a majority in principal amount of the outstanding Notes governed by such Indenture, excluding any such Notes owned by the Company or its affiliates, (2) completion of a satisfactory financing transaction yielding sufficient net proceeds to fund the purchase of the Notes in the Tender Offer and the payment for consents in the Consent Solicitation and (3) certain other customary conditions.

Cimarex currently expects to call for redemption any Notes not tendered in the Tender Offer and Consent Solicitation, although Cimarex has no legal obligation to do so and the selection of any particular redemption date is in its discretion.

Cimarex has engaged J.P. Morgan Securities LLC to act as Dealer Manager and Solicitation Agent and MacKenzie Partners, Inc. to act as Information Agent in connection with the Tender Offer and Consent Solicitation. Questions regarding the terms of the offer may be directed to J.P. Morgan Securities LLC at (800) 245-8812 (U.S. toll free) or (212) 270-1200 (collect). Questions regarding tender procedures or requests for documentation, including the Offer to Purchase and Consent and Letter of Transmittal, may be directed to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, NY 10016 or by calling (800) 322-2885 (U.S. toll free) or (212) 929-5500 (collect).

Cimarex's obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and Consent and Letter of Transmittal. This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer is being made solely by the Offer to Purchase and related Consent and Letter of Transmittal, and the information in this announcement is qualified by reference thereto. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Cimarex, the Dealer Manager and Solicitation Agent, the Depository or the Information Agent makes any recommendation in connection with the Tender Offer. Subject to applicable law, Cimarex may amend, extend or, subject to certain conditions, terminate the Tender Offer or the Consent Solicitation. Additionally, this announcement does not constitute a notice of redemption of the Notes under the optional redemption provisions of the Indenture.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that Cimarex's management believes are reasonable based on currently available information; however, management's assumptions and Cimarex's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Cimarex undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Cimarex's filings with the SEC.

www.cimarex.com

CONTACT: Mark Burford, Vice President Capital Markets and Planning of Cimarex Energy Co., +1-303-295-3995